CMC/CORPORATE INCENTIVE PLAN
                                        FY 95

I.       PURPOSE

         The purpose of this plan is to provide an incentive to certain executives and key employees of the Company who contribute to the success of the enterprise by offering an opportunity to such person to earn compensation in addition to their salaries, based on the operating income of the Company.

II.      ELIGIBLE PARTICIPANTS

         Eligibility for participation in the Incentive Plan shall be determined by management from among those key employees who are in a position to materially contribute to the success of the Company. Additionally, requirements for participation are outlined in Section III, Conditions for Receiving Payment.

         If a person otherwise eligible for participation in the Incentive Plan becomes an employee of the Company during the fiscal year, such employee shall be eligible to receive a prorated portion of an annual bonus (number of semi-monthly pay periods of employment divided by twenty-four), subject to approval of such employee's vice president or, in the case of an officer, his superior's approval.

III.     CONDITIONS FOR RECEIVING PAYMENT

         Incentive compensation under the Incentive Plan is not an integral part of an employee's compensation package. An employee's base salary compensates the employee for the expected results of any given job. Payment of incentive compensation is at the discretion of the Board of Directors of CMC.

         NO INCENTIVE COMPENSATION WILL BE PAID TO ANY EMPLOYEE IF EMPLOYMENT IS TERMINATED, WHETHER VOLUNTARY OR INVOLUNTARY, PRIOR TO THE ACTUAL PAYMENT DATE. However, the Board of Directors of CMC retains authority to make exceptions to the foregoing policy in unusual or meritorious cases including, but not limited to, the death of an employee during the fiscal year or termination of employment due to total or partial disability or retirement with the consent of CMC.

IV.      METHOD OF ALLOCATION

         Each participant must meet the goals established by management. In order to receive a bonus, each participant must be recommended for all, part or none of his bonus by his superior, with the approval of the Chairman. Each participant's assigned bonus percentage of base pay corresponds to established targets set by management. The percentages are on a variable scale and calculated on performance to budget. The various percentages of achievement are:



                                   TARGET BONUS PERCENTAGE
                                           90%      95%      100%      110%      120%
                                                                                           BASE
                                                                                            SALARY

=========================================  =======  =======  ========= ========= =========
Executive Officer                          0%       40%      50.0%     67.5%     85%
Sr. Vice President                         0%       32%      40.0%     65.0%     85%
Vice President                             0%       32%      40.0%     65.0%     85%
Assistant Vice President                   0%       26%      32.5%     60.0%     80%
Sr. Exec., Exec. & Sr. Dir.                0%       20%      25.0%     40.0%     50%
Director                                   0%       12%      15.0%     25.0%     35%
Corporate                                  0%       4%       5.0%      10.0%     15%

V.       PLAN SEGMENTS

         For corporate personnel, the Incentive Plan consists of the following two segments:

                  A. Corporate budget achievement of operating income (EBITDA as defined in Section IX A)

                  B. Department budget performance will be reviewed at the end of the year by the President of CMC. Department budget performance review is subject up to 100% of a "holdback" review, with such review to be conducted and performance determined by such President in his discretion.

VI.      DISTRIBUTION

         The distribution of bonuses shall be made promptly after completion of unaudited financial statements for the 1994 Fiscal Year or as may be otherwise approved by the Board of Directors. Specific provisions regarding distribution are outlined in Section III, Conditions for Receiving Payment.

VII.     INTERPRETATION AND DURATION

         Any areas of question, interpretation, dispute, etc., concerning any area of this plan shall be governed by the Executive Committee of the Company. The Executive Committee is defined as the Chairman, the Executive Vice President and Chief Financial Officer, and the Vice President of Administrative Services. This plan shall be effective for the fiscal year beginning October 1, 1994. The Executive Committee and the Board of Directors each retain the authority to modify, repeal or discontinue the plan.

IX.      DEFINITION OF TERMS

         A.       EBITDA

                  EBITDA is income of the Company  before (1) interest  expense,
                  (2) ESOP expense, (3) depreciation and amortization, (4) provision for state and federal income taxes, (5) interest income, (6) restructuring charges, (7) unusual items and (8) stock option expense, subject to adjustment for the following:

                           A significant, unexpected change in the operation of the company as a result of condemnation, major physical damage from a fire or other catastrophe, strike, governmental seizure, or disruption due to construction will result in an adjustment to income. This will avoid any penalty or windfall as a result of changes in capacity to contribute to overall parent company earnings which are not the result of the participant's ability to manage the operation. This does not include changes in Blue Cross or governmental reimbursement policies, loss of a prime admitter, expansion by another hospital, etc., which are regarded as normal business risks.

         B.       Change in Accounting Policy or Practice

                  A material change (from the prior year) in accounting policy or practice which has an effect on the Company's EBITDA (i.e., changes in the procedures for reserving for doubtful accounts, asset sales or acquisitions, etc.) will be considered as an adjustment to EBITDA. Year end adjustments to correct prior errors or to adjust previous estimates and accruals will not be regarded as changes in policy or practice.


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